UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SONIC GARDEN, INC.
                   (Name of small business issuer in its charter)


                 CALIFORNIA           7389               94-3403414
            ----------------  -----------------      ------------------
            (State or          (Primary Standard      (I.R.S. Employer
            jurisdiction of      Industrial         Identification No.)
            incorporation or   Classification
              organization)      Code Number)




                 300 Beale Street, Suite 601, San Francisco, CA 94105
                 ---------------------------------------------------
                         Telephone: (415) 856-0500
                         -------------------------
                (Address and telephone number of principal executive
                                    offices)


              300 Beale Street, Suite 601, San Francisco, CA 94105
              ----------------------------------------------------
              (Address of principal place of business or intended
                         principal place of business)


                              Julian D. Jensen, Esq.
                              ---------------------
                        311 So. State Street, Suite 380
                        -------------------------------
               Salt Lake City, UT 84111  Telephone: (801) 531-6600
               ---------------------------------------------------
                   (Name, address and telephone number of agent)



Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [ ]     Not Applicable

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]          Not Applicable

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]         Not Applicable

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ] Not Applicable


                                        1

                         CALCULATION OF REGISTRATION FEE

Tile of     Dollar        Proposed       Proposed      Amount of
each        amount to     maximum        maximum       registration
class of    be            offering       aggregate     fee
securities  registered    price per      offering
to be                     unit           price
registered
----------  ----------    -------------- ---------     -------------

1,941,000                                $970,500      $256.21
Common      $970,500      Unknown*
Stock,      [1,941,000    ($0.50 est.)
No Par      shares @
Value        $0.50]



*The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C. Since we do not currently have a public market, we have relied upon the most current option exercise price of $0.50/share.

SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                                2


                                     PART I

                               SONIC GARDEN, INC.

              300 Beale Street, Suite 601, San Francisco, CA 94105
                           Telephone:  (415) 856-0500

                1,941,000 Shares of Common Stock to be registered
There are 50,000,000 shares authorized, no par, 8,866,500 issued and outstanding

Sonic Garden, Inc. ("Sonic") is registering for the selling shareholders 1,941,000 shares of common stock. Sonic will not receive any proceeds from the sale of shares by the selling stockholders, nor is it raising any new capital by this offering.

Of the shares registered, officers, directors or other affiliates are registering for potential future sales a total of 600,000 shares, or approximately 19% of the shares being registered.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our Common Stock is not currently listed on any national securities exchange or any NASDAQ sponsored trading market.

The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities. There is no current trading market.

Sonic is a development stage company with essentially no revenues or operating history.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION WHETHER WE CAN CONTINUE AS A GOING CONCERN, OUR NEED TO RAISE ADDITIONAL CAPITAL. WE ALSO HAVE AN ACCUMULATED DEFICIT. SEE "RISK FACTORS," Page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is: June ___, 2002.


                                3


                                TABLE OF CONTENTS

                                     PART I

 Item 1.  Front of Registration Statement & Outside Front
           Cover of Prospectus                                3
 Item 2.  Inside Front & Outside Back Cover Page of
           Prospectus                                       1-2
 Item 3. Summary  and Risk Factors.                           6
 Item 4. Use of Proceeds.                                    22
 Item 5. Determination of Offering Price.                    22
 Item 6. Dilution.                                           22
 Item 7. Selling Security Holders.                           23
 Item 8. Plan of Distribution.                               24
 Item 9. Legal Proceedings.                                  26
 Item 10. Directors, Executive Officers, Promoters and
            Control Persons.                                 27
             Directors                                       27
             Executive Officers                              27
             Term of Office                                  28
             Significant Personnel or Contractors            29
             Family Relationships                            29
 Item 11. Security Ownership of Certain Beneficial Owners
            and Management.                                  29
 Item 12. Description of Securities.                         31
             General                                         31
             Preferred Stock                                 31
             Transfer Agent and Registrar                    31
             Dividend Policy                                 31
             No Other Securities                             31
 Item 13. Interest of Named Experts and Counsel.             32
 Item 14. Disclosure of Commission Position of
            Indemnification for Securities Act Liabilities   33
 Item 15. Organization Within Last Five Years.               33
 Item 16. Description of Business.                           33
             Sonic Garden College Radio Program              36
             Sonic Garden Television Initiative              37
                  Sonic Garden Soundtrack Initiative         37
                  Sonic Garden Retail Music                  37
 Item 17. Management's Discussion and Analysis.              39
 Item 18. Description of Property.                           40
 Item 19. Certain Relationships and Related Transactions.    41
 Item 20. Market for Common Equity and Related Stockholder
           Matters.                                          41
             No Public Market                                41
             Holders of  Our Common  Stock                   42
             Registration Rights                             42
             Dividends                                       42
             Rule  144  Shares                               42
 Item 21. Executive Compensation.                            43
             Summary Compensation Table                      43

                                4

             Committees of the Board of Directors            43
             Directors' Compensation                         43
             Compensation Committee Interlocks and Insider
               Participation                                 44
             Employment Agreements                           44
             Stock Option Grants                             44
 Item 22. Financial Statements.                              44
 Item 23. Changes In and Disagreements With Accountants on
            Accounting and Financial Disclosure              44

                                     PART II

 Item 24. Indemnification of Directors and Officers.         44
 Item 25. Other Expenses of Issuance and Distribution.       45
 Item 26. Recent Sales of Unregistered Securities.           46
 Item 27. Exhibits.                                          48
 Item 28. Undertakings.                                      48

    SIGNATURES                                               50

         [Part II Items will not be included in Prospectus Copy and page numbering may change]

                                5

                 Item 3.  Summary of the Offering & Risk Factors


SUMMARY OF THE OFFERING

The Company: The core business of Sonic Garden is the operation of a website for independent musicians to promote their music and receive various business services and promotions at www.sonicgarden.com. The Company's website allows users to listen to samples of artists' music, view videos, read reviews and tour information, interact with artists on the website and purchase CDs and merchandise. Sonic Garden, Inc. was incorporated in California on July 17, 2001. In July, 2001, a company, The Phoenix Group International, LLC ("TPGI"), affiliated with Sonic's founder, principal shareholder and Chief Executive Officer, Mr. Paul Abramson, transferred to Sonic its specific assets related to Internet music products and services, including intellectual property, contract rights and various personal property assets (e.g., computers, servers, etc.) as more particularly described under the section on business. The present intended business activity has been and will continue to be organizing and conducting a web-based digital music business and distribution system under the trade name "Sonic Garden." In exchange for the sale, transfer and exchange of the aforementioned assets, TPGI received 4,000,000 shares (approximately 45% of the currently issued 8,866,500 shares) of the authorized Fifty Million (50,000,000) common shares. Sonic has no preferred stock.

             On July 19, 2001, Sonic extended a Common Stock Purchase
             Option (the "BHI Option") to Beverly Holdings, Inc. ("BHI") whereby BHI had the right to purchase up to 2,000,000 shares of Sonic's common stock at a purchase price of $0.50 (USD) per share. To date, BHI has exercised the option to purchase and Sonic has issued 570,000 shares of Sonic's common stock (the "BHI Option Stock"), for which BHI has paid $285,000 to Sonic. The Beverly option has now expired. The 570,000 shares of BHI option stock, as currently issued, are being registered as part of this offering prior to distribution to the Beverly shareholders. Sonic also extended a Common Stock Purchase Option (the "Seabury Option") to Seabury, Ltd. ("Seabury") whereby Seabury has the right to purchase up to 500,000 shares of Sonic's common stock at a purchase price of $0.50 (USD) per share. To date, Seabury has exercised the option to purchase and Sonic has issued 280,000 shares of Sonic's common stock (the "Seabury Option Stock"), for which Seabury has paid $140,000 to Sonic. Prior to the BHI Option and the Seabury Option exercises, there were 7,991,500 shares outstanding or subscribed.

             The company has a limited operating history and must be considered a start-up. Mr. Paul Abramson, the principal shareholder (through TPGI) and officer, will continue to participate in Sonic's business on a full-time basis. See sections on Business and Management.

                                        6

The Offering: Sonic is currently registering 1,941,000 outstanding shares, which includes shares issued under the BHI Option Stock, Seabury
 	        Option Stock, and certain additional stock issued pursuant to consulting services entered into by and between Sonic and an outside business advisory firm, dated as of July 16, 2001. It is anticipated Sonic Garden will become a Public Reporting Company pursuant to this offering under the Securities and Exchange Act of 1934.

              On behalf of the owners of the BHI Option Stock and certain other selling shareholders, as set forth below (the "Selling Stockholders"), Sonic is registering all of these shares. See "Selling Stockholders" on page 23.

Offering      The Selling Stockholders may sell all or part of the shares
Price of      of common stock registered hereby, from time to time in amounts
The Shares:   and on terms to  be determined  at  the  time of sale.  See
              "Plan of  Distribution"  on  page 24.

Trading       The trading symbol for Sonic will be applied for through one or
Symbol        more broker/dealers  when  this  registration  statement  has
and Market:   become effective.  At  the  present  time  such  symbol  or trading authorization has not been applied for and there is no public market for stock, nor any assurance that such registration may be completed or such a market may be developed in the future.

Summary       The following summary financial data  should  be  read  in
Financial     with the Financial Statements, including notes, included
Data:         elsewhere in this Prospectus and is subject to the more complete information in those Financial Statements. The operating data and the balance sheet data was derived from Sonic's audited
              Financial Statements included  elsewhere in this Prospectus.
              The operating results for the three months ended March 31, 2002 and for period from July 17, 2001 (Date of Inception) to December 31, 2001 do not necessarily indicate the results to be expected for any future period.


                                        7


                               BALANCE SHEET DATA



                                March 31, 2002    December 31,
                                 (Unaudited)         2001

Assets                        $    35,913         $   51,060

Liabilities                   $    27,455         $    6,172

Stockholders' Equity

     Common Stock, no par
      value
     Authorized 50,000,000
      shares:
     Issued and outstanding
     8,611,500 shares at
     March 31, 2002 and
     8,491,500 shares
     December 31, 2001        $ 415,210           $  355,210


Deficit accumulated during    $(406,752)          $ (310,322)
start-up phase

Total  Stockholders' Equity   $   8,458           $    44,888


                                        8

                   STATEMENTS OF OPERATIONS DATA

                 For The Three     For the Date of    Cumulative
                     Months           Inception          Since
                Ended March 31,    (7/17/2001) to      Inception
                      2002           December 31,      (7/2001)
                   (Unaudited)          2001         Through March
                                                          31,
                                                         2002
                                                      (Unaudited)


Revenues           $       -                  -       $        -

Operating          $  96,430         $  310,322       $  406,752
Expenses

Net Loss           $ (96,430)        $(310,322)       $(406,752)

Basic and
Diluted Loss
Per Common         $   (0.01)        $   (0.04)       $       -
Share


RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

The following constitutes what we believe to be the most significant risk factors in this offering. Further, no particular significance should be attached to the order in which the risk factors are listed.

The Risk Factors contain some forward-looking statements which are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

                                        9

RISKS RELATED TO OUR COMPANY AND BUSINESS

1. Limited Operating History. It is difficult to evaluate our business and prospects because we have a limited operating history. We were formed in July, 2001. We launched the Sonic Garden Music Community in September, 2001. Our limited operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential are unproven, and our business model is constantly evolving. Because the Internet is constantly changing, we may need to modify our business model to adapt to these changes. To better evaluate our business prospects, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the new and rapidly evolving Internet industry segments.

2. New and Unproven Market. We have a new and unproven business model. Our model for conducting business and generating revenues is new and unproven. Our business model depends upon our ability to generate revenue streams from multiple unproven sources, both through our website and in brick and mortar environments, including:

  - website advertising fees from third parties;
  - online sales of CDs and music-related merchandise;
  - promotional activity fees;
  - leveraging our aggregated artist and consumer information;
  - in-store sales of CDs and music related merchandise;
  - sales of, and subscriptions to, our business to business services and products; and
  - marketing of our artists' materials to television, film and commercial producers.

It is uncertain whether a music-based website that relies on attracting people to learn about, listen to and download music, mostly from lesser-known artists, can generate sufficient revenues to survive. We cannot assure you that this business model will succeed or will be sustainable as our business grows.

In order for our business to be successful, we must not only develop services that directly generate revenue, but also provide content and services that attract consumers to our website frequently. We will need to develop new offerings as consumer preferences change and new competitors emerge. We cannot assure you that we will be able to provide consumers with an acceptable blend of products, services, and informational and community offerings that will attract consumers to our website with sufficient frequency. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain sufficient revenue growth or be profitable.

3. Lack of Revenues / Operating Deficit. We have a history of operating losses and anticipate losses and negative cash flow for the foreseeable future. To date, we have not been profitable on an annual basis and have incurred

                                        10

accumulated losses and an operating deficit.   We expect our operating losses
and negative cash flow to continue for the foreseeable future. We anticipate that our operating losses will increase significantly from current levels because we plan to significantly increase our expenditures for sales and marketing, content development, and technology and infrastructure development to attempt to enhance the Sonic Garden Music Community. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we will be unable to continue our operations.

4. Limited Capital. There remains a question of whether there is sufficient capital to finance the start-up activities intended by Sonic. To date, we have been able to meet our outside financing requirements. We have raised capital in private placements not involving public offerings in accordance with Section 4(2) of the 1933 Act and various rules promulgated pursuant thereto. These transactions were with purchasers who in, Sonic's opinion and based upon investor representations, were either accredited investors, within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act, or sophisticated by virtue of business background and/or our knowledge through existing relationships giving them access to our business and financial information. Specifically, we have raised $285,000 pursuant to an expired option agreement with Beverly Holdings, Inc. ("BHI") and $140,000 pursuant to an option agreement with Seabury, Ltd. This capital has been substantially expended for start-up costs and initial operations. As of March 31, 2002, there remained only approximately $40,422 of working capital. We anticipate operating costs of approximately $500,000 for the next 12 months and remain in need of substantial financing from sources other than anticipated operations in order to cover our overhead and to maintain and expand our operations. We do not have any presently guaranteed source of capital or revenues to pay these anticipated expenses. See section on "Liquidity" under Management Discussion and Analysis. As a result, there remains a legitimate question as to whether there will be sufficient capital, or whether sufficient capital can be raised by Sonic, to meet its planned business objectives. See "Plan of Operation" under Management's Discussion & Analysis.

Absent adequate revenues from operations during the phase-in period of commercial operations, we will remain dependent on outside sources to meet our requirements and to continue operation. While we believe we will be successful in continuing to obtain sufficient financing from such sources, there can be no assurance with any certainty that this will, in fact, be the case and the failure to do so would have a material adverse effect on our ability to continue to operate. Our more long term future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations and the cost of our sales and marketing activities, none of which can be predicted with certainty.

5. No Dividends. We have not issued any dividends and none are anticipated. We have not paid any cash dividends, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.


                                        11


6. Execution of and Competition for Certain Transactions. We may have difficulty competing for or executing strategic alliances and acquisitions. Our business strategy includes entering into strategic alliances and may include acquiring complementary businesses, technologies, content or products. We may be unable to complete suitable strategic alliances and acquisitions on commercially reasonable terms, if at all. We expect to face competition for strategic alliance and acquisition candidates and sponsorships. This competition could impair our ability to successfully pursue these aspects of our business strategy.

Strategic alliances or acquisitions could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire a company, we could face difficulties assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and lack of integration into our existing operations. If we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.

7. Growth Dependent on Brand Development. Our growth will depend on our ability to develop our brand. We believe that our growth and brand recognition will be largely based on word of mouth. We believe that strengthening our brand will be critical to achieve widespread acceptance of our products and services. Favorable public perception of our brand will depend largely on our ability to provide users with high quality products and services and the success of our marketing efforts. We plan to increase our marketing expenditures to create and maintain brand recognition. However, brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brand.

The growth of our business will also depend in significant part on our ability to develop a brand identity that associates our independence from the major record labels and media conglomerates as a positive opportunity for artists and consumers. We must pursue a brand development strategy that identifies our company as a primary source for interesting and diverse high quality music and artists.

8. Going Concern Reservation. If the company is unable to continue as a viable business ("going concern"), there is a risk you could lose your entire investment. Our auditors have expressed substantial doubt as to whether we may be able to continue as a going concern. See Audit Note 1 to the included Financial Statements.

9. No Public Market. At the present time there is no public market for our shares and there is no assurance that any public market will be developed for these shares. The company does not have any trading markets for its shares and the mere effectiveness of this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to develop a public trading market for the shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy. Even if a public market develops, there is no reasonable projection that can be made at what price the shares may trade.

                                        12

10. Historical Dilution. Substantial dilution is anticipated to purchasers of Sonic shares. Dilution is a concept that attempts to measure the difference between what a prospective shareholder will pay for our shares as contrasted to the value of those shares measured by the net worth of the company at the time of original issuance. Because there was substantial dilution at the time shares were originally issued, the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than any arbitrary price which you may pay for acquiring these shares at the time of purchase. See Dilution Section.

11. Future Sales by Affiliates and Various Third Party. In the future various shares earlier issued to founders and various third parties (i.e., outside consultants) will be available for sale, which may adversely impact the market price. You should understand that various shares earlier issued to management and founders of the company and various other third parties are also being registered and will be available for sale. These sales, if and when they occur, may have a substantial adverse impact on the market price of all shares should a public market subsequently develop, because of the large number of such shares. See Market for Common Equity and Related Stockholder Matters.

12. Nature of Penny Stock. Almost certainly our stock, if a trading market is established, will initially be a penny stock and subject to certain additional regulations in trading. Our stock, if it successfully trades, will almost certainly trade initially as a defined "low price" stock of an unseasoned business entity. As a result, your shares will be subject to special regulations by the SEC known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling through a broker dealer. Some of these restrictions are more particularly described under Market for Common Equity and Related Stockholder Matters.

13. Lack of Management Experience. Your management will have very little experience in the operation of a public company. The current management of Sonic has limited experience in business activities and no experience in the management of a public company. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements, and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this registration is successfully filed. Your management believes that such inexperience should be considered as a potential risk factor.



RISKS ASSOCIATED WITH OUR ONLINE BUSINESS

14. Dependence Upon Artists. We depend upon artists for content, to attract advertisers and to generate electronic commerce revenue. We rely on artists to provide us with content for our website. Our success depends on having a website that offers high quality and diverse music choices, all of which come from outside artists. Our failure to attract and retain artists who can provide us with commercially suitable content would limit the overall quality and quantity of the offerings on our website and harm our business. Because our artist contracts are non-exclusive and can be terminated by the artist at any time, our retention of artists requires that we offer sufficient benefits, such

                                        13

as artist services and artist-oriented content, to encourage them to remain Sonic Garden artists, continue providing us with content and refer other artists, friends and fans to their Sonic Garden Artist Page. If we are not able to maintain our ability to serve and provide valuable tools to artists, artists may leave our website and remove their content. This could also prevent us from attracting new artists. The loss of artists and the inability to attract new artists would impair our ability to generate advertising revenue targeted to the Sonic Garden Music Community and generate sales revenues.

Although most of our artists are not bound by record contracts, certain artists, including most internationally-recognized artists, typically sign multi-year exclusive recording contracts that may prevent them from becoming Sonic Garden artists. As a result, our access to internationally-recognized artists and our ability to distribute this music or place their music on our website is limited. For this reason, and because of the emphasis of our business model on underserved or undiscovered artists, we expect our content to continue to concentrate principally on lesser-known and local artists.

We believe that our future success depends on our ability to maintain our existing artist agreements and to secure additional agreements with artists. Our business would be adversely affected by any of the following:

  - inability to recruit new artists and increase the number of Sonic Garden Artist Pages;
  - the loss of popularity of artists for whom we operate Sonic Garden Artist Pages;
  - increased competition to maintain existing relationships with artists;
  - non-renewals of our current agreements with artists; and
  - poor performance or negative publicity of our artists.

If we are not able to provide valuable services or incentives to artists, or if we otherwise fail to maintain good relations with our artists, they may lose interest in providing content and merchandise and otherwise promoting their Sonic Garden Artist Pages or the Sonic Garden Music Community. The artists own the intellectual property rights with respect to content developed for the Sonic Garden Artist Pages. As a result, we may lose the rights to operate certain Artist Pages if our agreements with these artists terminate and are not renewed.

15. Need to Develop Content. We may not be able to develop or obtain sufficiently compelling content to attract and retain our target audience. For our business to be successful, we must provide content and services that attract consumers who will purchase music and related merchandise online. We may not be able to provide consumers with an acceptable mix of products, services, information and community to attract them to our websites frequently or to encourage them to remain on our websites for an extended period of time. If our audience determines that our content does not reflect its tastes, then our audience size could decrease or the demographic characteristics of our audience could change and we may be unable to react to those changes effectively or in a timely manner. Any of these results would adversely affect our ability to attract advertisers and sell music and other related merchandise. Our ability to provide compelling content could be impaired by any of the following:

  - reduced access to content controlled by record labels, music publishers and artists;
  - diminished technical expertise and creativity of our production staff; and
  - inability to anticipate and capitalize on trends in music.


                                        15

16. Need to Develop Brand. If we do not build and maintain strong brands, we may not be able to attract a sufficient number of users to our website. To attract users we must develop a brand identity for Sonic Garden, and increase public awareness of the Sonic Garden Music Community. We intend to expend a significant amount of internal time and resources on our offline and online advertising and promotional efforts to increase brand awareness, traffic and revenue. Our marketing activities may, however, not result in increased revenue and, even if they do, any increased revenue may not offset the expenses we incur in building our brands. Moreover, despite these efforts we may be unable to increase public awareness of our brands, which would have an adverse effect on our results of operations.

17. Non-Exclusive Artists Arrangements. Our online store arrangements with artists do not preclude our artists from selling music and related merchandise on other website. Our online store agreements with artists do not preclude them from selling merchandise and compact discs or offering music downloads on other websites. If we are unable to attract sufficient traffic to the Sonic Garden Music Community, consumers may purchase the products that we offer on other websites. If we are unable to generate revenue from the sale of music and related merchandise, our results of operations will be adversely affected.

18. Competition. Our market is highly competitive and we may not be able to compete successfully against our current and future competitors. The market for the online promotion and distribution of music and related merchandise is highly competitive and rapidly changing. The number of Web sites competing for the attention and spending of consumers, advertisers and users has increased, and we expect it to continue to increase because there are few barriers to entry to Internet commerce.

We face competitive pressures from numerous actual and potential competitors. Our competitors include mp3.com, Vitaminic, Artist Direct, GarageBand, Amazon.com, CDnow, , major Internet portals and traditional music companies. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Some of our competitors have announced agreements to work together to offer music over the Internet, and we may face increased competitive pressures as a result. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:

  - longer operating histories;
  - significantly greater financial, technical and marketing resources;
  - greater brand name recognition;
  - larger existing customer bases; and
  - more popular content or artists.

These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can. Websites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, increased competition could result in reduced advertising rates and margins and loss of market share, any of which could harm our business.


                                        16


RISKS ASSOCIATED WITH OUR RECORDED ENTERTAINMENT BUSINESS

19. Competition for Artists and Recordings. We face significant competition for artists and recordings. We compete for artists and recordings to distribute with national and regional recording and distributing companies, which have a competitive edge over us by virtue of their stronger management, promotional, and financial resources. We compete in the distribution and sale of recorded music with established record label companies and with other music producers and distributors including Polygram, Time Warner, EMI, Columbia and Vivendi/Universal. Our strategy is to sign artists who fit primarily into one of the following categories:

  - emerging artists who have not yet attracted the interest of one of the larger record labels;
  - artists recently cut by another label who are expected to continue to sell at least 20,000 albums;
  - back catalog of artists who may have signed to another label but are desirous of releasing their older material through an alternative source;
  - established and/or well-known artists looking for an alternative to the major record labels and/or who are dissatisfied with the terms offered by such companies.

Our inability to attract and obtain contracts with such artists would have a materially adverse impact on our business.

Recording products offered by us compete for consumers who have a wide selection of music choices within the same music genres offered by Sonic Garden. We also compete with other businesses that offer and sell recordings through the Internet. We will compete for consumer dollars on the basis of the types of music it selects for distribution and the marketing of its music selections through the Internet.

20. Fluctuation of Operating Results. The future operating results of our recorded entertainment division are likely to fluctuate. Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

  - the timing of contracts with new recording artists
  - the timing of new recording introductions and products us or our competitors
  - variations in the quality and mix of recording marketed and sold by us or our competitors
  - the timely payment of our invoices
  - possible decreases in average the prices of our labels in response to competitive pressures
  - market acceptance to new recording labels
  - growth in the sales of music via the new internet medium
  - fluctuations in general economic conditions

                                        16


RISKS RELATED TO OPERATIONS

21. Key Personnel and Management. We are heavily dependent on key personnel. We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team. Our success depends to a significant extent on the efforts and abilities of certain of its senior management, in particular those of Paul Abramson, Jr., President & CEO. The loss of this person could have a material adverse affect on the Company's
business, prospects, operating results and financial condition.   There is
presently no employment contract between the company and its present officers. There can be no assurance that in the event of one or more of these key employees, the company will be able to locate and retain a capable successor to him or any member of our senior management. We do not presently have key man life insurance policies and do not intend to obtain any unless required to do so under future financing arrangements. There can be no assurance that such policies will be available to Sonic Garden on commercially reasonable terms, if at all.

None of our personnel is covered by an employment contract and any officer or employee of our company can terminate his or her relationship with us at any time. None of our employees is subject to non-competition agreements, which would survive termination of employment.

22. Indemnification Loss. We could experience losses due to indemnification of officers and directors. Our By-Laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. This indemnification policy could result in substantial expenditures, which we will be unable to recoup.

23. Dependency Upon Outside Advisors. We are dependent upon outside advisors. To supplement the business experience of its officers and directors, we have been and in the future may be required to employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The President will make the selection, subject to Board approval, of any such advisors without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on a "as needed" basis without a continuing fiduciary or other obligation to the Company. In the event our President considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

24. Technology Upgrades. We must continue to upgrade our technology infrastructure. We must continue to add hardware and enhance software to accommodate the increased content and use of our website. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our website may become obsolete and/or unstable and may fail to operate for unknown periods of time. Unscheduled downtime could harm our business and also could discourage users of our website and reduce future revenues.

25. Vulnerability of Data and Web Server Systems. Our data warehousing and web server systems are vulnerable to natural disasters, failure of third party services and other unexpected problems. Because our data warehousing, web

                                        17


server and network facilities are all located in Northern California, an earthquake or other natural disaster could affect all of our facilities simultaneously. An unexpected event such as a power or telecommunications failure, fire, flood or earthquake at our off-site data warehousing facility could cause the loss of critical data and prevent us from offering our services to artists and consumers. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems, and connect us to the Internet. A failure by any of these third parties to provide these services satisfactorily could harm our business.


RISKS RELATED TO GOVERNMENT REGULATION, CONTENT AND INTELLECTUAL PROPERTY

26. Government Regulation. Government regulation may require us to change the way we do business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use taxes. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

27. Website-related Lawsuits. We may be sued for content available or posted on our websites or products sold through our websites. We may be liable to third parties for content published on our websites and other websites where our syndicated content appears if the music, artwork, text or other content available violates their copyright, trademark or other intellectual property rights or if the available content is defamatory, obscene or pornographic.
Those types of claims have been brought, sometimes successfully, against website operators in the past. We also may be liable for content uploaded or posted by our users on our websites, such as digitally distributed music files, postings on our message boards, chat room discussions and copyrightable works. In addition, we could have liability to some of our content licensors for claims made against them for content available on our websites. We also could be exposed to these types of claims for the content that may be accessed from our websites or via links to other websites or for products sold through our website. While we have resolved all of these types of claims made against us in the past, we may not be able to do so in the future. We intend to implement measures to reduce exposure to these types of claims, but such measures may not be successful and may require us to expend significant resources. Any litigation as a result of defending these types of claims could result in substantial costs and damages.

We attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their content and by taking related measures to review content on our website. However, we cannot assure you that these measures will be successful or that we will not be found liable for content. Liability or alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business.


                                        18


28. Laws and Regulations Related to Data Collection. Changes in laws or regulations may adversely affect our ability to collect demographic and personal information from users and could affect our ability to attract advertisers. Legislatures and government agencies have adopted and are considering adopting laws and regulations regarding the collection and use of personal information obtained from individuals when accessing websites. For example, Congress recently enacted the Children's Online Privacy Protection Act, which restricts the ability of Internet companies to collect information from children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. Our privacy programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information.

The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. If this directive were applied to us, it could prevent us from collecting data from users in European Union member countries or subject us to liability for use of information in contravention of the directive. Other countries have adopted or may adopt similar legislation. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices.


RISKS RELATED TO OUR INDUSTRY

29. Effectiveness of Internet Advertising. The effectiveness of the Internet for advertising is unproven, which may discourage some advertisers from advertising on our sites. Our future depends in part on an increase in the use of the Internet and other forms of digital media for advertising. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge the effectiveness of advertising on the Internet for our industry as compared to traditional media. As a result, demand for Internet advertising is uncertain. Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by companies that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find advertising on the Internet to be undesirable or less effective than traditional advertising media for promoting their products and services. If the Internet advertising market fails to fully develop or develops more slowly than we expect, our business could be adversely affected. In addition, the market for advertising on other forms of digital media, such as broadband distribution, is even less developed than Internet advertising, and if that market does not develop, our growth may be limited.


                                        19


30. Lack of Internet Advertising Standards. If current standards to measure the effectiveness of advertising on the Internet do not develop, our ability to attract and retain advertisers could be adversely impacted. There are currently few, well-established standards to measure the effectiveness of advertising on the Internet and other digital media, and the absence of these standards could adversely impact our ability to attract and retain advertisers. Currently available software programs that track Internet usage and other tracking methodologies are rapidly evolving, but such standard measurements may never develop. In addition, the development of such software or other methodologies may not keep pace with our information needs, particularly to support the growing needs of our internal business requirements and advertising clients.

31. Software that Inhibits Internet Advertising. Software programs that prevent or limit the delivery of advertising may serious damage our ability to attract and retain advertisers. A number of "filter" software programs have been developed which limit or prevent advertising from being delivered to an Internet user's computer. This software could adversely affect the commercial viability of Internet advertising. These programs attempt to blank out, or block, banner and other advertisements. To date, such programs have not had a material adverse impact on our ability to attract and retain advertisers or caused us to fail to meet the terms of our advertising agreements. These programs may, however, have these effects on us in the future. Widespread adoption of this type of software would seriously damage our ability to attract and retain advertisers.

32. Increases in Governmental Regulations. We may need to change the manner in which we conduct our business if government regulation increases. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, distribution, security, and the quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting certain types of information and content over the web. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies.

Any imposition of access fees could increase the cost of transmitting data over the Internet. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the web. Any new, or modifications to existing, laws or regulations relating to the web could adversely affect our business.

Prohibition and restriction of Internet content and commerce could reduce or slow Internet use, decrease the acceptance of the Internet as a communications and commercial medium and expose us to liability. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition. The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.


                                        20

33. Increased Costs Due to Rapidly Changing Internet. The Internet is subject to rapid changes, which could result in significant additional costs. The market for Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our Web sites could harm our ability to attract and retain users. Among other things, we will need to license or develop leading technologies, enhance our existing services and develop new services and technologies that address the varied needs of our users.

34. Possible Internet Taxes. Our Internet sales could be adversely affected if we become subject to sales and other taxes. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more states may seek to impose sales tax collection obligations on companies, such as Sonic Garden, which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, our results of operations could be adversely affected. In addition, any new operations in states outside California could subject our shipments in such states to state sales taxes under current or future laws.

Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a moratorium ending on state and local taxes on electronic commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced before October 1, 1998. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce.

35. Dependence Upon Continued Development of Internet and Bandwidth. Our success depends on the continued development and maintenance of the Internet and the availability of increased bandwidth to consumers. The success of our business will rely on the continued improvement of the Internet as a convenient

                                        21

means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to conduct commercial transactions with us, as well as to continue to upload and download music files, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our Web site. This will depend upon the maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. The failure of the Internet to achieve these goals will reduce our ability to generate significant revenue.

Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet.

The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and related products and merchandise which would cause our revenue to decrease. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

36. General Economic Factors. We are subject to general economic factors. In addition to the above factors, general economic conditions, as well as economic conditions specific to online advertising, electronic commerce and the music industry, could affect our ability to increase our advertising revenue. Our failure to achieve one or more of these objectives could impair our ability to increase revenue, which could adversely affect our business.


                            Item 4.  Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. Accordingly, there is no description of proceeds.

                    Item 5.  Determination of Offering Price

We will not determine the offering price of the common stock. The offering price will be determined by market factors, if any, and the independent decisions of the selling shareholders.

                                Item 6.  Dilution

     Since we are not offering registered shares at a specific price, we are unable to calculate dilution as it relates to any subsequent sale of these securities. However, as earlier indicated under Risk Factors, each shareholder buying shares most likely will be paying more for such shares than the value of those shares measured by the net worth of Sonic Garden per share. The net worth

                                        22

per share can be found in the financial statements. This difference between purchase price of the shares and net worth per share is called dilution. Each purchaser will most likely incur some dilution in the value of their shares after purchase from the price which they pay for those shares due to the operating losses and increased accumulated deficits suffered by us since our inception. Since the trading price of shares, if any, is not presently known, no actual calculations of dilution can be made.


                        Item 7.  Selling Security Holders

      The selling shareholders named in this prospectus are offering all of the 1,941,000 shares of common stock offered through this prospectus. The shares include the shares of our common stock that the selling shareholders acquired from us under section 4(2) of the Securities Act in certain private issue transactions. There are currently approximately 16 shareholders in Sonic Garden. Ten are participating in this offering. If Beverly Holdings, Inc. completes its distribution to its shareholders, there would be approximately 449 additional selling shareholders.

The selling security holders described below are registering the following securities. The table assumes that all of the securities will be sold after this registration statement has been declared effective. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon the effective date of this registration statement. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities. Further, there will be some restrictions on the sale of shares by the directors, as control persons, listed below:

                                        23

                                                                 NUMBER OF
     INVESTOR NAME                      NUMBER OF SHARES       SHAREHOLDERS
---------------------------             ----------------       ------------
1.  Beverly Holdings, Inc.,
    Shareholders                        570,000 shares              440(3)

2.  Cygnus Holdings, LLC*               239,000 shares                1

3.  Spyglass Ventures, Inc.*            239,000 shares                1

4.  Haxton Corporation*                 293,000 shares                1

5.  Paul Abramson, Sr. &
    Heidi Komoriya                      300,000 shares(1)             1

6.  The Phoenix Group International     300,000 shares(2)             1

                        TOTAL           1,941,000 shaares     445 Shareholders

*These shares were received by these entities for consulting services as
subcontractors to     Mackenzie Shea.

1 & 2 These principal shareholders are each registering 300,000 shares out of a total of 1,220,000 for Paul Abramson, Sr. and Heidi Komoriya, husband and wife; and 4,000,000 shares held by the Phoenix Group. Mr. Paul Abramson, Sr. is the father of Mr. Paul Abramson, who is a principal of Sonic.

3 Beverly Holdings, Inc. intends to dividend out the shares registered in this offering to its approximate 440 shareholders, without charge or conditions, pro rata to their Beverly shareholdings.
   --------------------------------------------------------------------------

                          Item 8.  Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.   In privately negotiated transactions;
3.   Through the writing of options on the common stock;
4.   In short sales; or
5.   In any combination of these methods of distribution.

The sales price to the public may be:

1.   The market price prevailing at the time of sale;
2.   A price related to such prevailing market price; or
3.   Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144 where applicable to control persons.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the

                                        24

common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We cannot assure investors that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  1. Not engage in any stabilization activities in connection with our common stock;

  2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock

                                        25

not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, before effecting any transaction in a penny stock, the customer: (a) with bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction;
(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes accountable to the penny stock rules, stockholders may have difficulty selling those securities.

     Each shareholder selling pursuant to this registration will be required to independently determine if there are any further required registration provisions under state law in those jurisdictions where the shares may be sold. While Sonic believes that most sales will be exempted from state registration as not involving the "sale" of a security and, thereafter, upon resale, as a non-issuer transaction; it shall be the sole responsibility of the selling shareholder to make these determinations at their own cost and election.

     We intend to advise shareholders of their rights and obligations with respect to the resale of our common shares by attempting to deliver a copy of this Prospectus, as effective, to the distribution address of each shareholder whose shares are being registered. However, we advise investors that there are no lock-up or other agreements in place between our company and the shareholders regarding the resale of the common shares by shareholders.


                            Item 9. Legal Proceedings

There are no legal proceedings currently pending or threatened against us.


                                        26

      Item 10. Directors, Executive Officers, Promoters and Control Persons


DIRECTORS:

Name of Director              Age
----------------------        ---

Paul Abramson                 30

Raoul Krakowski               30

Joseph Graziano               30
----------------------

EXECUTIVE OFFICERS:

Name of Officer               Age           Office
--------------------          ---          --------

Paul Abramson                 30   President, CEO & Treasurer

Raoul Krakowski               30   Secretary


                                        27

The following describes the business experience of our directors and executive officers:

Mr. Paul Abramson has been our President, Chief Executive Officer, Chief Financial Officer and one of our directors since our inception. Prior to founding Sonic, Mr. Abramson has served as the President of The Phoenix Group International ("TPGI"), a San Francisco-based Venture Consulting and Entertainment Finance firm from 1997 through the present. At TPGI, Mr. Abramson represented the firm's technology clients on all stages of corporate finance, from structuring, identifying and negotiating early round financing to leading negotiations on mergers, acquisitions and public offerings. Mr. Abramson also worked with management on long-term planning, day-to-day execution, business development and marketing strategies. TPGI's clients have included a number of private and public companies. Before TPGI, Abramson served as a NASDAQ Trader and led the client development for MPAC Capital, a wholesale trading desk, prior to which he worked in both the International & Domestic Institutional Sales/Trading groups at Robertson Stephens & Co. from 1995 to 1997. Abramson has written and published several papers and articles, including "Raising Equity Capital - An Overview of the Options," and "What went Wrong - Learning to Play the Same Tune in Digital Music."

Mr. Raoul Krakowski has been our Secretary, Chief Technical Officer and one of our directors since our inception. Prior to joining Sonic, Mr. Krakowski worked from 1997 through 2001 as Network Administrator for Next Level Communications, a broadband developer and provider in Northern California's "Telecom Valley" where he gained experience working with fiber-optics, SANs, national/international networks, mixed networks, MS/SUN/Linux, and a variety of code. Mr. Krakowski began his career trading on the Pacific Stock Exchange Options Floor in 1993, and later worked at Robertson Stephens & Co. from 1995 to 1997. In addition to his experience in technology and finance, Mr. Krakowski has also managed several Urban/Rap artists and has built a number of web-sites, including eBooks2Go and BigUpRadio.

Mr. Joseph Graziano is currently the founder and CEO of Azure Blue Productions, a privately held Hawaii based commercial photography and production company serving the entertainment media and advertising industry. Mr. Graziano has been associated full-time in these capacities with Azure Blue since 1997 and will continue in such capacities. Mr. Graziano will act for the company as an outside director on an as-needed basis Mr. Graziano's clients and projects include work for Silverman Productions, Red Cat Productions, ABC, the Academy Awards, Anheuser Busch and other similar large commercial entities. Mr. Graziano studied at the Brooks Institute of Photography and the Rochester Institute of Technology. In addition to his work as a professional commercial photographer and serving as the CEO of Azure Blue Productions, Mr. Graziano is an avid musician and has an interest in the music industry.


TERM OF OFFICE:
Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.



                                        28

SIGNIFICANT PERSONNEL OR CONTRACTORS:

Other significant Sonic personnel or independent contractors, other than the officers and directors described above include:

Keith Bailey
In his role with Sonic Garden, Mr. Bailey will advise the Company on the operation of the traditional label division. Bailey has over a decade of experience in the record industry. Beginning his career at Geffen Records in 1988, Mr. Bailey was responsible for scouting talent at clubs and reviewing submissions. After two years at Geffen, Mr. Bailey moved on to Columbia Records and served as the label's Manager of Artists & Repertoire ("A&R"). In this role, Mr. Bailey signed bands and worked directly with signed artists. After working with Columbia, Mr. Bailey became the Associate Director of A&R for Charisma/Virgin Records, working with Phil Quarteraro and Jordan Harris. Mr. Bailey signed many well-known acts and oversaw the development of the label's artists. After his experience at Charisma/Virgin, Mr. Bailey's joined East/West Records-Elektra Records as a Director of A&R. Mr. Bailey reported to the label's president. His duties also included establishing and running a West Coast office, and signing talent. Mr. Bailey will be retained on a consulting basis as needed.

Aaron Gaines
Mr. Gaines has been contracted by Sonic Garden to provide certain graphic design, web programming and web development services. Prior to joining Sonic Garden, Mr. Gaines founded and operated his own graphics design and corporate identity business where his clients included Sony Entertainment, Entertainment Marketing Group, BigUp Radio, and the EAT'M music festival among many others. Gaines began his career as a freelance graphic artist in 1993 while a computer science and engineering major at the University of California, San Diego. As a freelance designer, Mr. Gaines was able to develop technical skills required in many facets of print media. Mr. Gaines' experience includes design projects with advertising/marketing firms such as HIJK and Lambesis and he has produced work for a variety of industries including: comic books, professional sports (motocross, NFL), food manufacturers/restaurants, retail toys/merchandise, employment/staffing services, financial/investment management, and the music industry. Mr. Gaines will be retained on a consulting basis as needed.

FAMILY RELATIONSHIPS

There are no family relationships among our directors, executive officers, or persons nominated or chosen to become directors or executive officers.


     Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group.

                                        29


     -----------------------------------------------------------------------

  Title of    Name and Address of     Amount and       Percent
    Class       Beneficial Owner      Nature of       Currently
                                   Beneficial Owner     Issued
                                                      (Rounded)

Common Stock  Paul Abramson, Jr.      500,000             6%
              300 Beale Street,
              Suite 601
              San Francisco, CA
              94105

Common Stock  Raoul Krakowski         350,000             4%
              300 Beale Street,
              Suite 601
              San Francisco, CA
              94105

Common Stock  Aaron Gaines            100,000             1%
              1664 Sagewood Way
              San Marcos, CA
              92078

Common Stock  Keith Bailey             50,000            .5%
              1707 Newport Avenue
              Pasadena, CA
              91103

----------    -----------------   -----------        ------------

              Officers &           1,000,000           11.5%
              Directors as a
              group


OTHER AFFILIATES
----------------

Common Stock  Paul Abramson, Sr.   1,220,000             14%
              & Heidi Komoriya
              (JTWROS)
              23 Harrows Lane
              Purchase, NY
              10577

Common Stock  The Phoenix Group    4,000,000             45%
              International, LLC
              300 Beale St., #601
              San Francisco, CA
              94105
Common Stock
              Beverly Holdings,      570,000              6%
              Inc.1
              300 Beale Street,
              Suite 601
              San Francisco, CA
              94105

1 To be transferred to the approximate 440 shareholders of Beverly upon the effective date of this Registration.
     -----------------------------------------------------------------------

                                        30

                       Item 12. Description of Securities

GENERAL

The securities being offered are our common stock, without par value. Under our Articles of Incorporation, we are authorized to issue 50,000,000 shares of common stock, without par value. Currently, a total of 8,866,500 shares of our common stock were issued and outstanding and held by 16 shareholders. Sonic has only one class of common stock.

COMMON STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our bard of directors; (ii) are entitled to share ratably in all of the assets of the company available for distribution or winding up of the affairs of the company; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders. The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.


PREFERRED STOCK AND OTHER SECURITIES

We currently do not have any authorized preferred stock or any other form of security, option or stock rights.

TRANSFER AGENT AND REGISTRAR

We have engaged the services of Transfer Online as our transfer agent and registrar.

DIVIDEND POLICY

To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our board of directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                        31

                 Item 13.  Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Jensen, Duffin, & Dibb, LLP, our independent legal counsel, (the "Firm"), has provided an opinion on the legal capacity of Sonic Garden to engage in this offering. The Firm has no interest in Sonic.

The Financial Statements from July 17, 2001 (date of inception) through December 31, 2001 as included in this prospectus and the registration statement have been audited by Hansen, Barnett & Maxwell, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                        32

  Item 14.  Disclosure of Commission Position of Indemnification for Securities
                                 Act Liabilities

Our Articles of Incorporation and Bylaws provide extensive indemnification rights to our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                  Item 15.  Organization Within Last Five Years

     As previously indicated, Sonic Garden, Inc. was incorporated on July 17, 2001 under the laws of the State of California. Shortly after our incorporation, we entered into a transaction with The Phoenix Group International, LLC ("Phoenix"), a company affiliated with our founder and principal shareholder, Mr. Paul Abramson, whereby Phoenix transferred to Sonic all of its right, title and interest in certain proprietary intellectual property and physical assets related to the conduct of its Internet music products and services described below.

     From our incorporation to the present, we have principally been engaged as a private business entity in attempting to complete certain funding of our initial business activities through the BHI Option described above. As of the date of this Prospectus, we have raised $285,000 through the BHI Option. In this regard, Sonic has issued 570,000 shares to BHI. In addition under a similar stock option with Seabury Ltd. for up to 500,000 shares, Sonic has issued 280,000 shares for $140,000. At no time have we engaged in any merger, reorganization or stock split. A further description of Sonic's organization is contained under the heading on Description of Business and also Description of Securities.

On July 17, 2001, Paul Abramson and Raoul Krakowski were appointed by our Incorporator to serve as our initial directors. In May, 2002 Mr. Joseph
Graziano was appointed as a third director.   On July 17, 2001 the Board
appointed Mr. Abramson to serve as our Chairman of the Board, President, Treasurer and Chief Financial Officer and Mr. Krakowski to serve as Secretary.


                        Item 16. Description of Business

The Company

The core business of Sonic Garden is the operation of a website for independent musicians to promote their music at www.sonicgarden.com. The Company's website

                                        33

allows users to listen to samples of artists' music, view videos, read reviews and tour information, interact with artists on the website and purchase CDs and merchandise. The Company has built a digital music community infrastructure that the Company believes brings together numerous innovations of the digital music evolution into one comprehensive community serving the needs of artists, music lovers and music business professionals. In addition to the website for consumers and an extensive community for artists, we expect in the future to also service the radio, recording, retail and Internet industries with a suite of programs and products.

In contrast to the model of many of our competitors who rely solely on driving traffic directly to their website to generate banner advertising revenues, our business model focuses on also making our website available through "links" from other sites that users already visit. This model is built around our intended ability to "private-label" our site for any other site that has an audience that has an interest in independent music. For example, if XYZ.com wanted to expand the content it offered its audience, we would create an "XYZ Sonic Garden" that would contain all of the information and content of our own website with the header, or top portion of the site, "private-labeled" with the logo of XYZ and the header of "The XYZ Sonic Garden." In these situations, we expect the relationship to be purely a revenue-sharing arrangement based on the banner advertising and merchandise sales revenues generated on the unique XYZ Sonic Garden site. Through this approach, we expect to reach a larger audience than we would relying solely on traffic to our own site. We also believe that this approach will reduce the marketing expenses that would be necessary to drive traffic directly to our own site as this approach leverages the marketing dollars and traffic of those sites with whom we partner. No such relationships currently exist.

Our business approach is a four-faceted business philosophy:
1. Understand and adapt to consumers and artists behavior, habits and wants, responding with advanced solutions and technologies;
2. Respect the rights of artists and copyright holders, recognizing the value of their work, and use technological innovations and consumer movements to capitalize on evolving distribution and promotional opportunities;
3. Develop and offer cooperative solutions to the recording & radio industry to leverage technology and extensive content for mutual promotional and financial benefit; and
4. Offer quality content and services always knowing that while visitor traffic can be bought, consumer loyalty cannot. We believe that customer loyalty comes from quality, diversity, accessibility, and convenience.

The Online Music Community

The initial launch of the Sonic Garden Online Music Community in November of
2001, included content from more than 2,000 artists.   Since November, 2001 to
April 1, 2002 an approximate 1,000 additional artists have affiliated with us. After rolling out more of the Sonic Garden services in January and February of 2002, we expected and are seeing increased artist participation, which continues to grow as the marketing plan is implemented and word-of-mouth drives artist and public awareness.

                                        34

Through our website, we intend to provide musicians, music enthusiasts and industry personnel with a variety of offerings. Current offerings include:

1.   For Music Fans - www.SonicGarden.com:

     - Independent Artist Biographies & Information;
     - "Slide-show" pictures of Artists;
     - Streaming Digital Music & Videos;
     - Artist Tour Information;
     - Music & Merchandise Store; and
     - Industry News, Interviews and Reviews for Both Independent and Mainstream Music.


2.   For Artists - www.SonicGarden.com, Fresh Nectar Compilations & Hot Olive
       Records:

     - Free Web Presence and Store-front;
     - Fan Communication, List Management and Tracking Tools;
     - E-mail account with up to 4mb of storage; and
     - Consideration for Compilation CDs and Traditional Record Label.


3. For Music, Entertainment and Internet Professionals & Companies - www.SonicGarden.com:

     - Detailed Artist Information, Sales & Download Statistics;
     - Traditional & Online Solutions for Generating Revenues and Expanding Audience Reach;
     -  Highly Targeted Marketing and Promotional Opportunities;
     -  Private-Labeled Turn-key and Customizable Online Music Community;
     -  Artist Tour and Booking Information for Thousands of Bands; and
     - Royalty-free Music and Videos for Soundtracks, Radio Programming and Television.

The Company expects to add additional features to the website based on user feedback, changes in the industry and partnerships that the Company intends to pursue.


The Record Label

Hot Olive Records

                                        35

Hot Olive Records is a traditional record label providing an artist-friendly alternative to major label recording contracts for both emerging and established artists.

Hot Olive Records expects to work to sign artists that fit primarily into four categories:

1.   Emerging Artists:

     The team at Hot Olive Records expects to seek emerging artists or bands that have developed a significant following to sign one album recording contracts. With these artists, the focus will be on artist development and pre-production work, leading to producing a professional quality album that can be released. If the artist is interested in using their Hot Olive release as a possible stepping-stone to a bigger recording contract, we expect to work with the artist and our network of relationships at the major labels to "shop" the album to a major label for a potential contract.

2.   Artists recently cut by a Major Label:

     Many major labels are cutting artists who are selling fewer than 400,000 albums. We believe a significant opportunity exists in signing artists selling 50,000 - 400,000 albums and expect many of these artists who are looking for a new home will gravitate to Hot Olive.

3.   Back Catalog of Artists on Any Label:

     When most artists sign with a major label, they frequently have a back-catalog of earlier albums or even unreleased tracks. For artists who retain the rights to older material when they sign with a major label, we believe Hot Olive Records can be a way for the artist to release or re-release their music while earning a high royalty rate and equity in a label.

4.   Established Artists looking for an Equitable Alternative to the Majors:

     Because the Hot Olive Records' model offers artists a significantly higher royalty rate than do the major record labels, we intend to pursue certain artists who are unhappy with the current recording industry structure for signing to Hot Olive.

Fresh Nectar Compilations

Fresh Nectar is our independent artist promotion and development division.
Fresh Nectar has been created to minimize the start-up costs of launching a traditional independent record label. Through Fresh Nectar, we believe that we can greatly reduce the costs of penetrating a specific market with an artist by utilizing regional test marketing campaigns that harness the power of the Internet to capture and gauge consumer tastes and response. This marketing approach starts at the street level by promoting the artists at demographically specific events, sponsorship of festivals, and the booking of live performances. The Company expects to utilize Fresh Nectar to "pre-market" select artists before making a decision on offering a traditional recording contract. This "pre-marketing" is expected to be done with promotional compilation CDs containing two or more tracks per artist selected. Potential fans will receive the promotional compilation CD, listen to the music, and have the opportunity to log on to a designated area of our Website to get more information about the artists they like and to enter various contests we expect to conduct. Artists who get the most positive feedback will then be considered for a traditional recording contract.

                                        36

Tracking the Internet feedback received for each artist will supply specific information on what markets are the strongest for a traditional record release. These are the markets in which we will then focus when ready to secure traditional "brick-and-mortar" distribution. The user feedback is also expected to assist in determining the spending of promotional dollars and booking of live performances. By utilizing the Sonic Garden Internet infrastructure, we believe Fresh Nectar will be in a position to effectively develop and track an artist's fan base, who will ultimately purchase the artist's release.

Business to Business (B2B) Programs and Services

The  Company expects to develop a number of B2B programs in the future utilizing
the  content  being  aggregated  on the Sonic  Garden  Website.   The  following
programs are expected to be developed during 2002:

Sonic Garden Radio Initiative
Terrestrial radio stations are facing increased competition from Internet based radio stations and must therefore establish and implement new means of attracting and retaining listeners. Given the limited number of minutes available for advertising each day, some stations are searching for Non-Traditional Revenue (NTR) opportunities. Utilizing different media technologies and extensive content, we expect to offer radio stations opportunities to potentially realize additional revenues. A station can only broadcast one program on their radio band, and that programming only appeals to a limited audience. Incorporating a multi-stream player into a radio station's web site, a station that primarily offers Alternative music could also offer a stream of Hip-Hop or Pop to broaden the target demographic or could offer an "All Dance" stream or "Best of the 80's" stream, or any other programming that may appeal to an audience other than that of the primary programming of the station. Through the insertion of audio advertisements, just like those used on the radio, each one of these streams can become a low-maintenance source of additional revenues. In every licensing agreement, we expect to retain at least two streams for promoting artists from the Sonic Garden community nationwide and for artists from the hometown or region in which the station broadcasts.


Sonic Garden College Radio Program
College radio stations, often subject to strict internal guidelines, sometimes struggle financially. College radio represents one of the target audiences for new music and therefore, the Company believes, is one of the most desirable markets for independent artists and record labels trying to establish or "break" a new artist. We expect to develop a syndicated radio program that could generate recurring revenues for college radio stations. We currently anticipate that the radio programs will be available in program lengths of one or two hours, and will include a mix of emerging artists, with a focus on artists who are either local to the individual school or who have tour dates nearby. By selling advertising to national or regional companies and splitting those revenues with the school's radio station, Sonic Garden expects to generate revenue, gain exposure for our artists and provide the station with revenue.

                                        37


Sonic Garden Television Initiative
With the growing number of channels on cable and satellite television, some smaller or younger independent networks are in a struggle for viewers, while simultaneously being faced with increasing competition for advertisers. This competition causes some of these networks to seek to acquire or license compelling yet inexpensive programming. To capitalize on this opportunity, we expect to launch a program to provide these networks with no-cost music video programming. Many networks go off the air during the late hours due to a lack of affordable programming in comparison to overnight advertising rates on lesser-known channels. By having access to our videos at no cost, we believe the challenge to make a profit from advertising becomes more feasible for these channels and networks. Based on the rate of new videos being submitted to and uploaded on our website through February of 2002, we expect to have a catalog of videos sufficient to support up to four hours of daily programming by the end of 2002. In exchange for a small percentage of the commercial advertising revenue the television station realizes, we expect to deliver ready-to-air blocks of video programming free of licensing fees. Each video is expected to feature brief biographical information on the artist and the song as well as credits and advertisements for our online music community.


Sonic Garden Soundtrack Initiative
While radio-play is the staple of any successful promotion of an artist's music, this requires extensive ongoing effort and getting a song into rotation in each market is a separate endeavor and cost. One of the few means of attaining national and even international play of a song is placement in the soundtrack of a television show, movie or even commercial. We intend to actively work to place songs in soundtracks at no-cost for inclusion in the show or film in exchange for appropriate credits, while holding rights for distribution and royalties for Sonic Garden and the artist for soundtrack albums subsequently released. Because of our access to such an extensive catalog of music, we believe that we can provide producers with a wide selection of tracks of any sound, mood or lyrical content.


Sonic Garden Retail Music Program
To increase our artist exposure, generate revenue for us and create promotional platforms for our artists, we are currently developing a Retail Music Program. Through this program, we expect to offer businesses customized streams of music for playing in their store, bar or restaurant. We expect to utilize our rights to artist content to facilitate the transfer of music digitally to businesses, providing retail clients with an alternative source of retail music. The program will target any retail establishment, hosting an average of 30+ customers at any given time.


Reports To Securities Holders
We intend to file regular reports with the Securities Exchange Commission. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statement, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our website address is www.sonicgarden.com.

                                        38


                  Item 17. Management's Discussion and Analysis

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF. THE FACTORS DISCUSSED BELOW UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

GENERAL FINANCIAL CONDITION AND HISTORY

The company was founded in July of 2001 and is currently a development stage company. The company has had no revenues to date and expects limited revenues in the immediate future as it continues to build out its Website, develop brand awareness and initiates its marketing plans as generally described under the prior section on Description of Business. For the three months ending March 31, 2002 and the period from July 17, 2001 (Date of Inception) to December 31, 2001, total costs of operation were approximately $96,430 and $310,322, respectively.

During this initial start-up period through March 31, 2002, the company has accrued an accumulated deficit of approximately $406,752.

PLAN OF OPERATION

To date, all of the company's activities have been funded by private investments as discussed previously in this Prospectus. In February of 2002, Sonic Garden signed a stock option purchase agreement with a private institutional investor for the purchase of up to $250,000 of the company's securities. If fully exercised, we believe the proceeds would provide sufficient working capital for the company's current development activities through June of 2002. The company believes that it will need to secure, at least, an additional $500,000 to complete development, execute upon its basic business and marketing plans and launch certain products and components of its business that will generate revenues sufficient to support the company's operations.

To implement all aspects of the company's current and future business plans, we believe we would need to secure, at least, $1,000,000 in additional funding.


                                        39

If Sonic Garden is not able to secure such additional funding or generate sufficient revenues to support its operations, it could have a materially adverse affect on the company's business or ability to continue as a going concern subsequent to the tentative option funding through June of 2002. The company does not presently have any commitments or assurances that it would be able to obtain further financing either through borrowing or other equity offering of its securities. The company is going to diligently pursue such alternative means principally through those who have provided interim capital to date, but can give no assurance or warranty that such capital will become available. If such funding is not obtained, the company may cease to be an active business entity and prior investors in this offering may not realize any return of their investments.

 EACH PROSPECTIVE INVESTOR SHOULD CONSIDER THE LACK OF ASSURANCE OF NECESSARY FUNDING TO REACH PROJECTED SUSTAINED OPERATING REVENUES TO BE A SIGNIFICANT RISK FACTOR.

The tentative operating budget of Sonic Garden for the next twelve months commencing from March 31, 2002 is generally outlined as follows:

1.   Estimated General Overhead and Operating   $ 360,000
     Costs
2.   Proposed Marketing Budget                  $  60,000
3.   Estimated Third Party Internet Costs       $  36,000
4.   Estimated Accounting, Legal & Securities
      Law Compliance                            $  30,000
5.   Miscellaneous Costs                        $  14,000
                                                ---------
                                                $ 500,000
                                                =========


As noted previously, the company will not have funding to sustain it beyond June, 2002 unless other sources of capital are secured. No assurance or warranty that such additional capital can or will be secured is made or given.


                        Item 18. Description of Property

Our principal offices and operations are located at 300 Beale Street, No. 601, San Francisco, CA 94105. We are subletting office and storage space on this property on a month- to- month basis from Phoenix LLC. Our current lease rate is $2,000 per month. Our total overhead per month is approximately $10,000, exclusive of salaries.

                                        40


             Item 19. Certain Relationships and Related Transactions

Except as noted below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

     -    Any of our directors or officers;
     -    Any person proposed as a nominee for election as a director;
     - Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
     -    Any of our promoters;
     - Any relative or spouse of any of the foregoing persons who has the same house as such person.


- Shortly after our formation, our President, Mr. Abramson, on behalf of The Phoenix Group International, LLC ("Phoenix") entered into an Asset Transfer Agreement with the company whereby Phoenix transferred substantially all of its intellectual property assets and certain computer related equipment related to its online music business pursuant to Section
351 of the Internal Revenue Code of 1986, as amended, to the company in exchange for four million (4,000,000) shares of Sonic Garden's common stock. Our board of directors, of which Mr. Abramson is a member, determined that the predecessor value of the assets so transferred and acquired was forty-four thousand seven hundred eighteen dollars ($44,718). This transaction should not be considered an arms-length transaction.

- The Company currently contracts with Phoenix for hosting of its servers at facilities leased by Phoenix at a co-location facility and for the use of the actual connection of those servers to the Internet (bandwidth). The Company believes that the rates paid to Phoenix are the same price or cheaper than what the Company could independently negotiate and Phoenix is providing the services at its actual billed cost, with no mark-up or profit. The decision to sub-let the space and bandwidth was based on what the Company believes were favorable terms for these services that Phoenix had already secured for its own and its other clients' use.

- The Company currently sub-lets office and storage space from our founder and President. The space is provided to the Company on a month-to-month basis and includes approximately 1,200 square feet of office and storage space. The cost of the space is less than the cost that the Company was able to find independently at the time and below the current market prices.


Item 20. Market for Common Equity and Related Stockholder Matters.

NO PUBLIC MARKET

                                        41

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the NASD sponsored Electronic Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure investors that our shares will be traded on the bulletin board or, if traded, that a public market will materialize for our common stock.


HOLDERS OF OUR COMMON STOCK

As of the date of this registration statement, we had approximately 16 registered shareholders. After the anticipated Beverly Holdings distribution after the effective date of this Registration, Sonic should have approximately 460 shareholders.


REGISTRATION RIGHTS

Other than the Selling Shareholders as set forth above, we have not granted registration rights to any other persons.


DIVIDENDS

There are no restrictions in our articles of incorporation or bylaws with regard to the declaration of dividends. However, the declaration of a dividend by the Board must be allowed under the corporate laws of the State of California. To date, we have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.


RULE 144 SHARES

An estimated total of the 6,925,000 shares of our common stock will be available for resale to the public after the effective date of this Registration in accordance with the volume and trading limitations of Rule 144 of the Act.
In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 88,665 shares as of the date of this prospectus; or

2. the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 also must comply with manner of sale provisions and notice requirements and to the availability of current public information about the company.

                                        42

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates (and excluding the Beverly Enterprises shares to be distributed) hold approximately 5.2 million of the shares of which approximately 4.6 million are anticipated to be sold pursuant to Rule 144.

                         Item 21. Executive Compensation

                   HOURLY COMPENSATION, LONG TERM COMPENSATION


  Name and    Year  Salary  Bonus  Other Annual Restricted  Securities   LTIP    Other
  Principal                        Compensation   Stock         1       Payouts (Loans)
  Position                                      Awards (s)  Underlying
                                                             Options

Paul          2001  $24,000  $0        $0      500,000         $0          $0      $0
Abramson,
President,CEO

Raoul         2001  $20,000  $0         $0      350,000        $0          $0      $0
Krakowski,
Director,
Secretary

Joseph        2001  $0       $0         $0            0        $0          $0      $0
Graziano
Director

Aaron Gaines, 2001  $0       $0         $0      100,000        $0          $0      $0
Advisor

Keith Bailey, 2001  $0       $0         $0       50,000        $0          $0      $0
Advisor



1Sonic does not presently have any management/employee stock option or other plan related to sharehold interests or rights, though it is considering adopting such a plan.


COMMITTEES OF THE BOARD OF DIRECTORS

We do not currently have an audit committee, compensation committee or any other committee of the board of directors.


DIRECTORS' COMPENSATION

Directors who are also our employees receive no additional compensation for serving on the board. We do not currently have any non-employee directors.


                                        43



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have a compensation committee or any other committee of the board of directors performing similar functions from Inception (7/17/01) to the present. Mr. Paul Abramson, our President, participated in deliberations of the board of directors relating to his compensation.

EMPLOYMENT AGREEMENTS

We do not have employment or consultant agreements with either of our directors or executive officers. We do not have any agreements providing for the future compensation of our directors or executive officers.


STOCK OPTION GRANTS

Our directors and shareholders have not adopted any approved stock option and stock issuance plans. The directors have discussed reserving one million (1,000,000) shares of our common stock for issuance pursuant to a potential plan. However, we have not granted any stock options to our directors or executive officers to date.


                          Item 22. Financial Statements

The audited Financial Statements for the period ending December 31, 2001 and the unaudited financials for the first quarter ending March 31, 2002 are attached and incorporated.


    Item 23. Changes In and Disagreements With Accountants on Accounting and
                          Financial Disclosure

We have no disagreements with our current or any other auditors for the company.


                                     PART II

               Item 24. Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that the personal liability of the directors and officers of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Pursuant to Sections 204 and 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good

                                        44

faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

We currently do not have directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers. We intend to purchase this insurance when funds are available.


              Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee             $    500
Accounting Fees and Expenses                                    $ 15,000
Legal Fees and Expenses                                         $ 20,000
Miscellaneous                                                   $  4,500

        Total                                                   $ 40,000 - Est.


                                        45


                Item 26. Recent Sales of Unregistered Securities

Within the past three years, we sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:

Date, Title and  Names of        Consideration     Exemption
Amount of        Investors       Received          From
Securities Sold                                    Registration
---------------  -----------     ----------------  ------------


July 2001        The Phoenix     Assets valued at  Section 4(2)
4,000,000 shares Group           $44,718           or 4(6) of
of common stock  International,  (Predecessor      the Act
                 LLC (1)         cost basis)


July 2001        Paul Abramson   $28,860           Section 4(2)
1,220,000 shares (Sr.) (2)                         or 4(6) of
of common stock                                    the Act


July 2001-       Beverly         $285,000          Section 4(2)
March 2002       Holdings, Inc.                    or 4(6) of
570,000 shares   (3)                               the Act
of common stock
on an option to
purchase up to
2,000,000
shares,(now
expired)


March 31, 2002   Seabury, Ltd.   $140,000          Section 4(2)
280,000 shares   (4)                               or 4(6) of
of common stock                                    the Act
on an
option to
purchase up to
500,000 shares


From July 16,    Mackenzie Shea  Consulting        Section 4(2)
2001 to present  (5)             Services          or 4(6) of
approximately                    (not valued)      the Act.
1,771,500 shares
of common stock
have been issued
for consulting
services.


December 31,     Mr. Deepak      Consulting/Marke  Section 4(2)
2001 to present  Massand (5)     ting Services     or 4(6) of
consulting                       (not valued)      the Act
services 25,000
shares


July 2001 to     Paul Abramson,  300,000 founders  Section 4(2)
present          Jr. (6)         stock (no value)  or 4(6) of
consideration as                 200,000           the Act.
founder/officer                  organizational/s
500,000 shares                   erv. $4,731


July 2001 to     Raoul           200,000 founders  Section 4(2)
present          Krakowski (6)   stock (no value)  or 4(6) of
consideration as                 150,000           the Act.
founder/officer                  organizational/s
350,000 shares                   erv., $3,555


March 2002 to    Aaron Gaines    Organizational    Section 4(2)
present          (6)             services $2,370   or 4(6) of
consideration as                                   the Act
officer 100,000
shares


March 2002 to    Keith Bailey    Organizational    Section 4(2)
present          (6)             services $1,185   or 4(6) of
consideration as                                   the Act.
officer 50,000
shares

                                        46




NOTES TO PRECEDING TABLE:

(1) A total of 4,000,000 shares of common stock were issued to The Phoenix Group International, LLC in exchange for assets valued at $44,718 and as founders shares. The company relied on an exemption under the Securities Act of 1933, pursuant to Section 4(2) or 4(6) thereunder. Mr. Abramson, Phoenix's principal shareholder, is an officer and directors of the company.

(2) A total of 1,220,000 shares were issued to Paul Abramson (Sr.) and Heidi Komoriya (JTWROS) in exchange for $28,860 invested and certain services provided.

(3) An option was issued to Beverly Holdings, Inc. to purchase up to 2,000,000 shares of common stock of the company at $0.50 per share. The option was given without consideration. A total of 570,000 shares of common stock were issued pursuant to the option as of March 31, 2002. This option expired on March 31, 2002. The company relied on an exemption under the Securities Act of 1933, pursuant to Section 4(2) or 4(6) thereunder, for the issuance of both the option and the underlying shares.

(4) An option was issued to Seabury, Ltd. to purchase up to 500,000 shares of common stock of the company at $0.50 per share. The option was given without consideration. A total of 280,000 shares of common stock were issued pursuant to the option as of March 31, 2002. The company relied on an exemption under the Securities Act of 1933, pursuant to Section 4(2) or 4(6) thereunder, for the issuance of both the option and the underlying shares.

(5)  A total of 1,796,500 shares of common stock rights or stock were issued
  to persons or entities pursuant to consulting agreements.   Mackenzie Shea,
  as the principal consultant to Sonic, assigned its shareholder rights to various third parties for consulting or other services and currently holds no shares or stock rights in Sonic. The company relied on an exemption under the Securities Act of 1933, pursuant to Section 4 (2) or 4 (6) thereunder to issue these shares.

(6) Officers/Directors (Paul Abramson, Jr., Raoul Krakowski, Aaron Gaines, Keith Bailey) received 1M shares for services or as founders stock as indicated above.

                                        47


                                Item 27. Exhibits

Attached Financial Statements

  EXHIBIT
   NUMBER                DESCRIPTION
-------------       --------------------

3.1            Articles of Incorporation
3.2            Bylaws
5              Opinion of Jensen, Duffin & Dibb, LLP
10.1           Option Agreement with Beverly Holding, Inc.
10.2           Option Agreement with Seabury, Inc.
10.3           Asset Transfer Agreement from Phoenix Group Int., LLC
23.1           Consent of Hansen, Barnett & Maxwell, Independent Certified
                Public Accountants
23.2           Consent of Counsel



                              Item 28. Undertakings

(a)  The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the securities act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                        48

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                        49

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the State of California on June 14, 2002.

(Registrant)  Sonic Garden, Inc.

      /s/  Paul Abramson
By: ______________________________
     Paul Abramson, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


BY:  MR. PAUL ABRAMSON


(Signature)   /s/ Paul Abramson
              ______________________________

(Title)        Director
(Date)	   June 14, 2002


BY:  MR. RAOUL KRAKOWSKI

(Signature)   /s/  Raoul Krakowski
              ______________________________

(Title)        Director
(Date)	   June 14, 2002


BY:  MR. JOSEPH GRAZIANO

(Signature) /s/ Joseph Graziano
            ______________________________

(Title)        Director
(Date)	   June 14, 2002



					50


                       SONIC GARDEN, INC.
                  (A Development Stage Company)
                        TABLE OF CONTENTS


                                                                       Page
                                                                       ----

Report of Independent Certified Public Accountants                      F-2

Balance Sheet - March 31, 2002 (Unaudited) and December 31, 2001        F-3

Statements of Operations for the for the Three Months Ended
  March 31, 2002 (Unaudited), the Period from July 17, 2001
  (Date of Inception) through December 31, 2001 and the Period from July 17, 2001, (Date of Inception) through March 31, 2002
  (Unaudited)                                                            F-4

Statements of Stockholders' Equity for the Period from July 17,
  2001 (Date of Inception) through December 31, 2001 and for the
  Three Months Ended March 31, 2002 (Unaudited)                          F-5

Statements of Cash Flows for the Three Months Ended
  March 31, 2002 (Unaudited), the Period from July 17, 2001
  (Date of Inception) through December 31, 2001 and the Period from July 17, 2001 (Date of Inception) through March 31, 2002
  (Unaudited)                                                            F-6

Notes to Financial Statements                                            F-7


                                        F-1



HANSEN, BARNETT & MAXWELL                         (801) 532-2200
A Professional Corporation                      Fax (801) 532-7944
CERTIFIED PUBLIC ACCOUNTANTS                5 Triad Center, Suite 750
                                            Salt Lake City, Utah 84180
                                                 www.hbmcpas.com



       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Stockholders
Sonic Garden, Inc.

We have audited the balance sheet of Sonic Garden, Inc. (a development stage company) as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the period from July 17, 2001 (date of inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Sonic Garden, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the period from July 17, 2001 (date of inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise. As discussed in Note 1 to the financial statements, the Company's operating loss since inception and the deficit accumulated during the development stage raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                /S/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
April 23, 2002


                                F-2

                          SONIC GARDEN, INC.
                     (A Development Stage Company)
                            BALANCE SHEETS


                                                  March     December
                                                  31, 2002  31, 2001
                                                 ---------  --------
                                                (Unaudited)

Current Assets
  Cash                                           $   5,627  $ 23,006
  Prepaid expenses                                       -     2,000
  Inventory                                          3,900     3,900
                                                 ---------  --------
     Total Current Assets                            9,527    28,906

Computer Equipment                                  29,338    23,778
  Less: Accumulated depreciation                   (2,952)   (1,624)
                                                 ---------  --------
     Net Computer Equipment                         26,386    22,154
                                                 ---------  --------

Total Assets                                     $  35,913  $ 51,060
                                                 =========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable                               $  22,855  $  6,172
  Related party accounts payable                     4,600         -
                                                 ---------  --------
  Total Current Liabilities                         27,455     6,172
                                                 ---------  --------

 Stockholders' Equity
  Common stock - no par value; 50,000,000
   shares authorized; 8,611,500 and 8,491,500
   shares issued and outstanding                   415,210   355,210
  Deficit accumulated during the development
   stage                                          (406,752) (310,322)
                                                 ---------  --------
  Total Stockholders' Equity                         8,458    44,888
                                                 ---------  --------

Total Liabilities and Stockholders' Equity       $  35,913  $ 51,060
                                                 =========  ========

The accompanying notes are an integral part of these financial statements.

                                F-3



                          SONIC GARDEN, INC.
                     (A Development Stage Company)
                       STATEMENTS OF OPERATIONS


                                                         For the Period
                                                        From July 17, 2001
                                          The Three     (Date of Inception)
                                         Months Ended         Through
                                          March 31,    December      March
                                            2002       31, 2001     31, 2002
                                         -----------  -----------  -----------
                                         (Unaudited)               (Unaudited)


Revenues                                 $         -  $         -  $         -
                                         -----------  -----------  -----------
Expenses
  General and administrative expenses         96,430      272,722      369,152
  Impairment of assets                             -       37,600       37,600
                                         -----------  -----------  -----------
     Total Expenses                           96,430      310,322      406,752
                                         -----------  -----------  -----------

Net Loss                                 $   (96,430) $  (310,322) $  (406,752)
                                         ===========  ===========  ===========

Basic and Diluted Loss Per Common Share  $     (0.01) $     (0.04)
                                         ===========  ===========

Weighted Average Number of Common
   Shares Used in Per Share Calculation    8,558,167    8,184,901
                                         ===========  ===========

The accompanying notes are an integral part of these financial statements.

                                F-4



                          SONIC GARDEN, INC.
                     (A Development Stage Company)
                  STATEMENTS OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM JULY 17, 2001 (DATE OF INCEPTION)
                 THROUGH DECEMBER 31, 2001 AND FOR THE
             THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)


                                                                        Deficit
                                                                      Accumulated
                                                    Common Stock      During the      Total
                                                --------------------  Development  Stockholders'
                                                 Shares      Amount      Stage        Equity
                                                ---------   --------   ---------    ---------
Balance - July 17, 2001  (Date of Inception)            -   $      -   $       -     $      -

Shares issued upon incorporation - $0.00 per
   share - July 2001                              500,000          -           -            -

Shares issued for assets- $0.01 per share-
   July 2001                                    4,000,000     44,718           -       44,718

Shares issued for services- $0.01 per share-
   July 2001                                    1,771,500     19,804           -       19,804

Shares issued for services - $0.02 per share -
   July 2001                                      500,000     11,828           -       11,828

Shares issued for capital contributions
   from related party, issued on
   July 2001 at $0.02 per share                 1,220,000     28,860           -       28,860

Exercise of stock options between
   July and December 2001 at
   $0.50 per share                                500,000    250,000           -      250,000

Net loss                                                -          -    (310,322)    (310,322)
                                                ---------   --------   ---------    ---------

Balance - December 31, 2001                     8,491,500    355,210    (310,322)      44,888

Exercise of stock options between
  January and February 2002 at $0.50 per
  share (Unaudited)                               120,000     60,000           -       60,000

Net loss (Unaudited)                                    -          -     (96,430)     (96,430)
                                                ---------   --------   ---------    ---------

Balance - March 31, 2002 (Unaudited)            8,611,500   $415,210   $(406,752)   $   8,458
                                                =========   ========   =========    =========

The accompanying notes are an integral part of these financial statements.

                                F-5


                          SONIC GARDEN, INC.
                     (A Development Stage Company)
                       STATEMENTS OF CASH FLOWS

<CAPTION)
                                                                           For the Period
                                                        The Three    (Date of Inception) Through
                                                      Months Ended    --------------------------
                                                        March 31,     December 31,    March 31,
                                                           2002           2001           2002
                                                        ----------     ----------     ----------

Cash Flows From Operating Activities
  Net loss                                              $  (96,430)    $ (310,322)    $ (406,752)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
     Depreciation                                            1,328          1,624          2,952
     Impairment of assets                                        -         37,600         37,600
     Common stock issued for services                            -         31,632         31,632
     Common stock issued for expenses paid by related party      -         24,705         24,705
     Changes in operating assets and liabilities:
       Prepaids                                              2,000         (2,000)             -
       Accounts payable and related accounts payable        21,283          6,172         27,455
                                                        ----------     ----------     ----------

     Net Cash Used in Operating Activities                 (71,819)      (210,589)      (282,408)
                                                        ----------     ----------     ----------

Cash Flows From Investing Activities
  Purchases of property and equipment                       (5,560)       (16,405)       (21,965)
                                                        ----------     ----------     ----------
     Net Cash Used in Investing Activities                  (5,560)       (16,405)       (21,965)
                                                        ----------     ----------     ----------

Cash Flows From Financing Activities
  Proceeds from the exercise of stock options               60,000        250,000        310,000
                                                        ----------     ----------     ----------
     Net Cash Provided by Financing Activities              60,000        250,000        310,000
                                                        ----------     ----------     ----------

Net Increase (Decrease) in Cash                            (17,379)        23,006          5,627

Cash at Beginning of Period                                 23,006              -              -
                                                        ----------     ----------     ----------

Cash at End of Period                                   $    5,627     $   23,006     $    5,627
                                                        ==========     ==========     ==========
Non-Cash Investing and Financing Activities:
Common stock issued for assets                          $        -     $   44,718     $   44,718
Common stock issued to related party for
  property and equipment                                         -          4,155          4,155


The accompanying notes are an integral part of these financial statements.

                                F-6



                        SONIC GARDEN, INC.
                   (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMETS
   (Information with respect to March 31, 2002 and to the three months ended March 31, 2002 and from July 17, 2001 (Date of Inception) through
                    March 31, 2002 is unaudited)






NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Sonic Garden, Inc. (the "Company") was incorporated on July 17, 2001 in the State of California. On July 18, 2001, the Company entered into an asset transfer agreement with The Phoenix Group International, LLC ("Phoenix"). Phoenix is related to the Company through common management. Under the terms of the agreement Phoenix transferred certain intellectual property and other assets to the Company in exchange for 4,000,000 shares of the Company's common stock. The assets transferred to the Company were recorded at Phoenix's historical cost due to the transaction being between related parties. The 4,000,000 shares of common stock have been accounted for as if they were issued on the date of incorporation. Phoenix had previously purchased the assets from a third party for services rendered. From the time of purchase until the transfer of the assets to the Company, Phoenix did not incur any revenues or expenses related to the assets. For a further description of the transactions see Note 2 to the financial statements.

Nature of Operations - The Company's operations are located in San Francisco, California. The core business of the Company consists of the operation of a web site for independent musicians to promote their music and receive various other business services and promotions. The Company's web site allows users to listen to samples of artists' music, view videos, read reviews, obtain tour information, interact with the artists and purchase CDs and merchandise of those artists.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Condition - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the period from July 17, 2001 (date of inception) through March 31, 2002, the Company earned no revenue and has incurred an accumulated deficit of $406,752. The lack of operations and the loss from operations raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities which might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. The Company's management intends to raise additional equity capital for the funding of operations. There is no assurance additional capital will be obtained.

Inventory - Inventory consists of merchandise and CDs of the Company's recording artists and is stated at the lower of cost (generally first-in, first-out method) or market value. At March 31, 2002 and December 31, 2001, management believes the Company has incurred no material impairments in the carrying values of its inventories.


                                F-7


Property and Equipment - Equipment, and furniture and fixtures are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from 3 to 5 years. Depreciation expense for the three months ended March 31, 2002 and the period ending December 31, 2001, was $1,328 and $1,624, respectively. Expenditures for maintenance, repairs, and renewals are charged to expense as incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

The  Company records impairment losses on property and  equipment
when   indicators  of  impairment  are  present   and   estimated
undiscounted cash flows to be generated by those assets are less than the assets' carrying amount.

Income Taxes - The Company applies the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

Revenue Recognition - The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable. The Company's revenues are derived from online advertising and electronic commerce. Online advertising revenues primarily consist of banner advertisements on the Company's website. Impression based contract revenues are recognized as the impression is displayed on the Company's website. In these circumstances, the Company recognizes revenues as impressions are delivered.

Electronic commerce revenues primarily consist of online sales of artist CDs and other music-related merchandise. Revenue derived from the sale of CDs and music-related merchandise is recognized upon shipment at the total sales price. The portion of the sales price payable to artists as royalties is expensed to cost of revenues and accrued at the time revenue is recorded.

As of March 31, 2002 and December 31, 2001 the Company has generated no revenues from operations.

Basic and Diluted Loss Per Common Share - Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. At March 31, 2002 and December 31, 2001 there were
450,000 and 1,500,000 options that were potentially issuable common shares outstanding, respectively. These options were not included in the calculation of diluted loss per share for the three months ended March 31, 2002 and the period ended December 31, 2001, as they would have been anti-dilutive, thereby decreasing the loss per share.


                                F-8


Stock-Based Compensation - The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. The Company accounts for options and warrants issued to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants to be accounted for at their fair value.

New Accounting Standards - SFAS No. 141, "Business Combinations," requires usage of the purchase method for all business combinations initiated after June 30, 2001, and prohibits the usage of the pooling of interests method of accounting for business combinations. The provisions of SFAS No. 141 relating to the application of the purchase method are generally effective for business combinations completed after July 1, 2001. Such provisions include guidance on the identification of the acquiring entity, the recognition of intangible assets other than goodwill acquired in a business combination and the accounting for negative goodwill. The Company does not believe this statement will have any impact to the Company.

SFAS No. 142, "Goodwill and Other Intangible Assets," changes the current accounting model that requires amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. SFAS No. 142 also provides guidance on accounting for identifiable intangible assets that may or may not require amortization. The provisions of SFAS No. 142 related to accounting for goodwill and intangible assets will be generally effective for the Company at the beginning of 2002, except that certain provisions related to goodwill and other intangible assets are effective for business combinations completed after July 1, 2001. The Company implemented SFAS No.142 during the period ended December 31, 2001.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No.143 addresses financial accounting and reporting for obligations associated with the retirement of intangible long-lived assets and associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The asset retirement obligations will be capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long- lived assets. SFAS No. 143 is effective for years beginning after June 15, 2002, with earlier adoption permitted. The Company does not believe this statement will have any impact to the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and the recognition of impairment of long-lived assets to be held and used. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with an earlier adoption encouraged. The Company is evaluating the impact of adopting SFAS No. 144 but believes it will not have a material effect on the Company's results of operations or financial position.

Interim Financial Statements -The accompanying, unaudited interim financial statements as of March 31, 2002 and for the three months ended March 31, 2002 have been prepared by management of the Company without audit. In the opinion of management, these financial statements reflect all adjustments, consisting of


                                F-9


normal  recurring entries, necessary for a fair  presentation  of financial results for the interim periods. The results of operations presented in the accompanying interim financial statements are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2002.

NOTE 2 - ASSET ACQUISITION

On December 3, 1999 Phoenix entered into a consulting agreement with an internet based company. Under the consulting agreement Phoenix was providing management type services. On October 13, 2000, Phoenix and the third party amended their agreement as to where Phoenix provided services fairly valued at $41,500 in exchange for certain assets from the third party. Under the terms of the agreement Phoenix obtained the non-exclusive right to copy and use the third party's information included in the database, software and other forms of information. The majority of this information related to various artists in the music industry which had signed up on the third party's website to promote their music. In addition, the seller transferred materials, such as CDs, which it was holding from these various artists on a consignment basis, to Phoenix. Additionally, Phoenix received the rights to two recording contracts which the third party had executed with the artists and the related CD from these artists. Phoenix did not begin to take control of the assets until March 2001. Phoenix allocated the value of the services provided to the acquired assets on the date of acquisition; $3,900 to the inventory received and $37,600 to the rights of the data and proprietary information.

On July 18, 2001, the Company entered into an asset transfer agreement with The Phoenix Group International, LLC ("Phoenix"). Phoenix is related to the Company through common management. Under the terms of the agreement Phoenix transferred the assets obtained from the third party to the Company in exchange for 4,000,000 shares of the Company's common stock. The assets transferred to the Company were recorded at Phoenix's historical cost due to the transaction being between related parties. The 4,000,000 shares of common stock have been accounted for as if they were issued on the date of incorporation. Additionally, under the agreement with the Company, Phoenix transferred some additional property and equipment that had a carrying value of $3,218.

During the period ended December 31, 2001 the Company impaired the amounts recorded for the rights to the data and proprietary information due to the uncertainty that the future cash flows could support the assets. As a result of this determination the Company wrote off the $37,600 balance regarding the rights to the data and proprietary information.

NOTE 3 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 50,000,000 common shares with no par value.

Upon incorporation, the Company issued 500,000 shares of common stock to its two founding members. The common stock was deemed finder's shares and recorded at its par value of zero.

In July 2002, the Company issued a total of 500,000 shares to officers and consultants of the Company. The shares were valued at $11,828 ($0.02 per share) based upon other transactions that were taking place at the time of issuance.


                                F-10


Both prior to the incorporation of the Company and immediately after, a relative of an officer of the Company paid for certain expenditures on behalf of the Company. Total amounts paid by this relative were $28,860. Of this amount $4,155 was capitalized as property and equipment and the remaining $24,705 was expensed as operating costs in the accompanying financial statements. On July 19, 2001 the Company issued this relative 1,220,000 shares of common stock in satisfaction of the expenditures paid. The stock was valued at $28,860 ($0.02 per share) based upon the actual expenditures made by the relative.

On  July  19,  2001  the  Company granted  2,000,000  options  to purchase 2,000,000 shares of the Company's common stock at an exercise price of $0.50 per share to an entity for the purpose of raising capital. The options vested upon issuance and would expire on December 31, 2001. On December 20, 2001, the Company modified the options by extending the date of expiration to March 31, 2002. The value of the options and the modification to those options were not recorded in the accompanying financial statements as they were deemed a cost of raising the capital and thus having no financial statement effect. During the period ended December 31, 2001, the holder exercised 500,000 options for 500,000 shares of common stock. Proceeds of $250,000 resulting from the exercise were remitted to the Company. At December 31, 2001 there were 1,500,000 options outstanding and exercisable. During 2002, the holder exercised 70,000 options resulting in the issuance of 70,000 shares of common stock and proceeds of $35,000 being remitted to the Company. On March 31, 2002, the remaining 1,430,000 options expired unexercised.

On February 20, 2002, the Company granted options to purchase 500,000 shares of the Company's common stock at an exercise price of $0.50 per share to an entity for the purpose of raising capital. The options expire on December 31, 2002. During the three months ended March 31, 2002, the holder of the options exercised 50,000 with proceeds of $25,000 being remitted to the Company. As of March 31, 2002 there were 450,000 options outstanding and exercisable. Subsequent to March 31, 2002 the holder exercised 230,000 options resulting in the issuance of 230,000 shares of common stock and proceeds of $115,000 being remitted to the Company.

For other common stock transactions see Notes 2 and 5.

NOTE 4 - INCOME TAXES

The Company has paid no federal or state income taxes since its incorporation. As of December 31, 2001, the Company had net operating loss carry forwards for federal income tax reporting purposes of $272,722, which, if unused, will expire in 2021. The tax effect of the operating loss carry forwards at December 31, 2001, is as follows:

         Operating loss carry forwards   $  109,465
         Valuation allowance               (109,465)
                                         ----------
         Total Deferred Tax Assets       $        -
                                         ==========


                                F-11



The following is a reconciliation of the income tax computed using the federal statutory rate to the provision for income taxes:

         Tax at federal statutory rate (34%)    $  (105,509)
         Non-deductible expenses                     15,092
         Benefit of state tax                       (19,048)
         Change in valuation allowance              109,465
                                                -----------
         Provision for Income Taxes             $         -
                                                ===========

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Operating Leases - The Company currently sub-lets office and storage space from an officer of the Company. The space is provided to the Company on a month-to-month basis and includes approximately 1,200 square feet of office and storage space at a monthly cost of $2,000. Total payments to this officer were $4,000 and $4,000 during the three months ended March 31, 2002 and the period ended December 31, 2001, respectively. The cost of the space is less than the cost that the Company was able to find independently at the time and below the current market prices. As of March 31, 2002 amounts due to officer was $2,000, which has been included in accounts payable.

Additionally, the Company currently contracts with Phoenix for the hosting of its servers at facilities leased by Phoenix at a co-location facility and for the use of the actual connection of those servers to the Internet (bandwidth). Phoenix charges the Company for actual costs incurred by Phoenix under their contract. The agreement is month-to month and requires a minimum monthly payment of $2,750. Total payments to Phoenix for the three months ended March 31, 2002 and for the period ended December 31, 2001 were $5,040 and $11,708, respectively. As of March 31, 2002 amounts due to Phoenix were $2,600, which has been included in accounts payable.

Rent expense for the three months ended March 31, 2002 and for the period ended December 31, 2001 was $13,067 and $13,000, respectively.

Consulting Contract - On July 16, 2001, the Company formalized a consulting agreement with Mackenzie Shea, Inc. Under the agreement, the consultant provided and continues to provide general business advisory services relating to the Company's growth and development and other management related functions. In consideration for services rendered, the Company issued an amount of common stock equal to 20% of the Company's issued and outstanding equities on a fully-diluted basis. In addition, the Company is required to pay a $10,000 monthly advisory fee, which the consultant agreed to accrue until the earlier of (i) a debt or equity financing being secured by the Company, (ii) six months from the date of the agreement, or (iii) the agreement's valid termination. After ninety days the Company has the option to cancel the agreement with thirty days written notice. Pursuant to this agreement, the Company issued 1,771,500 shares of common stock valued at $19,804. Due to the fact that the consultant and various associates had provided substantial services to the Company prior to its formal organization and such parties along with the Company had agreed upon the consideration to be paid for such services in the form of common stock once the Company was incorporated, the valuation of the securities received by the consultant was based upon the estimated fair market value of the


                                F-12


Company  (pre-incorporation)  at  the  time  the  services   were
rendered.   As  of March 31, 2002 and December 31,  2001  amounts
payable to this consultant were $10,000 and $5,000, respectively.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company acquired certain assets from a related party for further discussion see Notes 1 and 2. The Company issued 1,220,000 shares of common stock to a related party for assets and expenses paid on behalf of the Company by the related party for further discussion see Note 3. The Company leases office space and co-location from a related party see Note 5 for a further description.


NOTE 7 - SUBSEQUENT EVENTS (UNAUDITED)

The Company received proceeds of $115,000 from the exercise of 230,000 options. See Note 3 for additional description of this subsequent event. Additionally the Company issued 15,000 shares to a consultant of the Company for services rendered.


                                F-13